Exhibit 99.1

NEWS

For Release     Immediate
Contacts        (News Media) Tony Zehnder, Corporate Communications 312.396.7086
                (Investors) Scott Galovic, Investor Relations 317.817.3228


               Stecher named president of Conseco Insurance Group; Bostick to lead integrated IT and operations group at Conseco

Carmel, Ind. August 1, 2008 - Conseco, Inc. (NYSE: CNO) announced today that:

     o Steven M. Stecher has been appointed president of Conseco Insurance Group (CIG), including Worksite Operations and CIG New Business Services. Stecher, who served previously as executive vice president of operations for Conseco, replaces Dan Bardin, who resigned from the company for personal reasons.

     o Russell M. Bostick has been named executive vice president of technology and operations, and will lead Conseco's newly integrated Information Technology and Operations group. Bostick served previously as executive vice president of information technology.

"Steve brings a broad, general management perspective into his new assignment," said Conseco CEO Jim Prieur. "We know him at Conseco for his outstanding work on improving CIG's operations and integrating Conseco operations as part of our back-office consolidation, but Steve also has had prior successes in strategic marketing and information technology at ING, and marketing and agency operations at Equitable/AXA."

"Russ has proven to be an insurance executive with a strong ability to understand and manage the complexities of our multiple policy blocks, operating systems, and work processes," Prieur said. "He has successfully taken the learnings from his prior successes at IBM, CNA, and JP Morgan Chase, and applied them to drive positive change at Conseco."

"We congratulate Steve and Russ on their new assignments," Prieur said. "While Dan's time at Conseco was short, we thank him for his efforts in re-positioning CIG for success in the future."

Stecher, 47, joined Conseco in 2004. He earned a B.A. in economics and finance from the University of Texas (Dallas), and a master's degree in management from National University (San Diego).

Bostick, 51, joined Conseco in 2005. He earned a bachelor's degree in chemistry and mathematics from Wabash College, and an MBA in marketing from the University of Chicago.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.


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